From: awardchoice@aon.com <awardchoice@aon.com>
Sent: Wednesday, November 1, 2023 10:24 AM
To: [redacted]
Subject: Confirmation of Receipt of Option Exchange Election

This email is to confirm receipt of of your election(s) to participate or to decline in Stoke Therapeutics, Inc.'s Option Exchange Program through the Exchange Program Website. If you did not make an election and believe you are receiving this email in error, please contact ExchangeQuestions@StokeTherapeutics.com for further instructions.

The elections that have been made to your account on 11/1/2023 are as follows:

Grants you have chosen to exchange:

- **Transaction #4552:** Grant Number [redacted] with [redacted] outstanding options was exchanged at a ratio of [redacted] Following completion of the tender offer, you will have [redacted] of these new RSUs granted.

Grants you have chosen to not exchange:

- Grant Number: [redacted] at a ratio of [redacted] was not elected to be exchanged.
- Grant Number: [redacted] at a ratio of [redacted] was not elected to be exchanged.

Grants you previously chose to exchange and will remain as such:

- Grant Number [redacted] with [redacted] outstanding options was previously exchanged at a ratio of [redacted]. Upon completion of the election period, you will have [redacted] of these new RSUs granted.
- Grant Number [redacted] with [redacted] outstanding options was previously exchanged at a ratio of [redacted] Upon completion of the election period, you will have [redacted] of these new RSUs granted.
- Grant Number [redacted] with [redacted] outstanding options was previously exchanged at a ratio of [redacted] Upon completion of the election period, you will have [redacted] of these new RSUs granted.

If you have any questions regarding these changes, please contact ExchangeQuestions@StokeTherapeutics.com and reference the transaction numbers listed above.

Your election(s) may be changed or withdrawn at any time before **11:59 p.m., Eastern Daylight Time, on Friday, December 1, 2023**. You can request copies of documents relating to the Option Exchange by email to ExchangeQuestions@StokeTherapeutics.com.

The Exchange Offer is being made pursuant to the terms and conditions set forth in Stoke Therapeutics, Inc.'s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange and the Offering Memorandum, filed with the Securities and Exchange Commission, which are available free of charge at www.sec.gov or on the Exchange Offer website located at https://www.equitysolutions.aon.com/UWSO/Participant/. You should read these written materials carefully because they contain important information about the Exchange Offer, including risks related thereto.